Exhibit 10.3

REPAY HOLDINGS CORPORATION
PERFORMANCE-BASED RESTRICTED STOCK UNITS

AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD AGREEMENT (the “Award Document”) is hereby granted as of the “Grant Date” set forth below by Repay Holdings Corporation, a Delaware corporation (“Repay”), to the “Grantee” identified below pursuant to the Repay Holdings Corporation Omnibus Incentive Plan (as amended, the “Plan”) and subject to the terms and conditions set forth therein and as set out in this Award Document. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.

By action of the Committee, and subject to the terms of the Plan, the Grantee is hereby granted an Award of the number of performance-based Restricted Stock Units set forth below (“PSUs”), subject in all regards to the terms of the Plan and to the restrictions and risks of forfeiture set forth in this Award Document.

Grantee
Grant Date
Number of PSUs

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Document, Repay and the Grantee agree as follows:

1.
Grant. Repay hereby grants to the Grantee the PSUs set forth above, on the terms and conditions set forth in this Award Document and as otherwise set forth in the Plan. Subject to the terms and conditions of the Plan and this Award Document, each PSU represents an unsecured promise of Repay to deliver, and the right of the Grantee to receive, one (1) share of the Common Stock of Repay, at the time and on the terms and conditions set forth herein. As a holder of PSUs, the Grantee has only the rights of a general unsecured creditor of Repay.
2.
Vesting and Forfeiture.

(a)
Performance Based Vesting. Subject to the Plan and the other terms contained in this Award Document, the outstanding PSUs shall become earned, vested and payable based upon Repay’s TSR (as hereinafter defined) for the Performance Period (as hereinafter defined) compared to the TSRs of the companies included within the Relative Comparator Group (as hereinafter defined) for the Performance Period, with respect to the number of PSUs granted under this Award multiplied by the Vesting Percentage set forth in Attachment A that corresponds to the percentile rank of Repay’s TSR for the Performance Period relative to the TSRs of the other companies included within the Relative Comparator Group for the Performance Period (rounded down to the nearest whole Share), subject to the continued employment of the Grantee by Repay or an Affiliate (or any successor thereof) from the Grant Date through the last day of the Performance Period (the “Vesting Date”).

For purposes of this Agreement, “TSR” means the return a holder of a share of common stock of the respective company earns over the Performance Period, expressed as a percentage, and including changes in Average Market Value (as hereinafter defined) of, and dividends or other distributions with respect to, a share of the common stock of the company. TSR shall be determined as the quotient obtained by dividing (1) the sum of (A) the Ending Average Market Value (as hereinafter defined) reduced by the Beginning Average Market Value (as hereinafter defined) plus (B) the aggregate per share dividends and other distributions with respect to a share of the common stock of the company paid during the Performance Period (with such dividends and other distributions deemed reinvested in shares of common stock of the company based on the Market Share Price (as hereinafter defined) on the date of payment where not paid in shares of common stock of the company), by (2) the Beginning Average Market Value. TSR, including the value of reinvested dividends and other distributions, shall be determined on the basis of an appropriate total shareholder return model or such other authoritative source as the Committee may determine. The Committee, as soon as practicable after the end of the Performance Period, shall determine the TSR of Repay and of each company within the Relative Comparator Group for the Performance Period. The TSR of each company within the Relative Comparator Group shall be ranked from highest to lowest. Companies within the Relative Comparator Group that file for bankruptcy or are de-listed during the Performance Period shall be assigned a negative 100% (-100%) TSR for the Performance Period. For purposes of determining the number of PSUs that are to become earned, vested and payable, the Vesting Percentage will be equal to the Vesting Percentage set forth in Attachment A that corresponds to the percentile rank of Repay’s TSR relative to the TSRs of the other companies included within the Relative Comparator Group. The Vesting Percentage will be determined by straight-line interpolation where Repay’s TSR rank falls between the quarterly percentiles; but, in no event will the Vesting Percentage exceed 200%, and none of the PSUs will become earned, vested and payable if the percentile rank of Repay’s TSR for the Performance Period falls below the twenty-fifth (25th) percentile. Notwithstanding any other provision of this Agreement, the Committee shall retain the authority to exercise its discretion to amend or modify the TSR methodology as described herein for purposes of determining the Vesting Percentage to be applied to the PSUs, if the use of the methodology described herein may lead to a result that inappropriately distorts Repay’s TSR rank against the other companies within the Relative Comparator Group.

For purposes of the determining the Vesting Percentage to be applied to the PSUs: (A) “Average Market Value” means the average of the closing price per share of the common stock of the company as reported by NASDAQ or such other national stock exchange or quotation system on which such company shares may be traded for the applicable twenty (20) trading days beginning or ending on the specified date, as the Committee may determine; (B) “Beginning Average Market Value” means the Average Market Value based on the last twenty (20) trading days ending prior to the beginning of the Performance Period; (C) “Ending Average Market Value” means the Average Market Value based on the last twenty (20) trading days of the Performance Period; (D) “Market Share Price” means the closing price per share of common stock of the company on the applicable day as reported by NASDAQ or such other national stock exchange or quotation system on which such company shares may be traded for the specified day (or the last preceding trading day thereto for which reported), as the Committee may determine; (E) “Performance Period” means the three-year period beginning on January 1, 2023 and ending on December 31, 2025; and (F) “Relative Comparator Group” means the companies included within the Russell 2000 Index on the first trading day of the Performance Period, provided that the following companies will be removed from the Relative Comparator Group: (i) any company that experiences an acquisition, merger or similar transaction during the Performance Period and is not the surviving entity; and (ii) any company taken private during the Performance Period.

(b)
Change in Control. Notwithstanding the foregoing, if there is a Change in Control during the Performance Period and the successor to Repay does not assume or provide for a substitute for this Award of PSUs, the Grantee’s PSUs shall become earned, vested and payable as of the date of the Change in Control at that Vesting Percentage that corresponds to Repay’s TSR rank compared against the TSRs of the other companies included within the Relative Comparator Group for the portion of the Performance Period ending as of the date of the Change in Control, subject to the continued employment of the Grantee by Repay or an Affiliate (or any successor thereof) from the Grant Date until the date of the Change in Control. If there is a Change in Control during the Performance Period and the successor company assumes or provides a substitute award for this Award of PSUs, with appropriate adjustments to the number and kind of shares of stock underlying this Award of PSUs as may result from the Change in Control, this Award of PSUs shall become earned and automatically convert, as of the date of the Change in Control, into service-based restricted stock units (“RSUs”) with respect to the number and kind of shares of stock as may result from the Change in Control that relates to the Grantee’s PSUs multiplied by the Vesting Percentage that corresponds to Repay’s TSR rank compared against the TSRs of the other companies included within the Relative Comparator Group for the portion of the Performance Period ending on the date of the Change in Control, and such service-based RSUs will become vested and payable, on the Vesting Date, subject to the continued employment of the Grantee by the Company or an Affiliate (or any successor thereof) from the Grant Date through such Vesting Date.
(c)
Termination of Employment. If, on or following a Change in Control with respect to which the successor company assumes or provides a substitute award for this Award of PSUs and the PSUs are converted into RSUs, the Grantee’s employment with Repay and its Affiliates (or any successor thereof) is terminated on or before the Vesting Date, by Repay or an Affiliate (or any successor thereof) without Cause (as hereinafter defined), by the Grantee for Good Reason (as hereinafter defined), or on account of Grantee’s death or Incapacity (as hereinafter defined), and such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then the Grantee’s RSUs shall become vested and payable upon such termination of Grantee’s employment.

For purposes of this Award Agreement, “Incapacity” shall have the same definition as under any employment agreement between the Company or an Affiliate (or any successor thereof) and the Grantee or, if no such employment agreement exists or if such employment agreement does not contain any such definition or words of similar import, “Incapacity” shall have the same meaning as “Disability” under the Plan; and “Cause” and “Good Reason” shall have the same definitions as under the Plan.

If, prior to a Change in Control and the Vesting Date, the Grantee’s employment with Repay and its Affiliates (or any successor thereof) is terminated by Repay or an Affiliate (or any successor thereof) without Cause, by the Grantee for Good Reason, or on account of Grantee’s death or Incapacity, and such termination constitutes a separation from service (within the meaning of Section 409A of the Code), then this Award of PSUs shall become vested with respect to the employment requirement, notwithstanding the termination of Grantee’s employment with Repay and/or its Affiliates (or any successor thereof), and shall remain eligible to become earned and payable with respect to a Pro Rata Portion (as hereinafter defined) of the Award of PSUs on the same basis that the PSUs would have become earned, vested and payable had the Grantee’s employment with Repay and/or its Affiliates (or any successor thereof) not terminated. For purposes of this Agreement, “Pro Rata Portion” means a fraction, which may not exceed one (1), the numerator of which is the number of days from and including the first day of the Performance Period through the date of termination of Grantee’s employment with Repay and/or its Affiliates (or any successor thereof) which constitutes a separation from service (within the meaning of Section 409A of the Code), plus, if applicable, the number of days after such termination of employment for which the Grantee is entitled to receive continued base salary as severance under any employment agreement between Repay or any Affiliate (or successor thereof) and the Grantee, and the denominator of which is the number of days within the Performance Period.

(d)
Forfeiture of Unvested Shares. Except as otherwise provided herein or in any employment agreement between Grantee and Repay or any Affiliate (or any successor thereof) or as determined by the Committee in its sole discretion, unvested PSUs shall be automatically forfeited without consideration to the Grantee upon the Grantee’s termination of employment with Repay or its Affiliates (or any successor thereto).
(e)
No Rights as a Stockholder. The Grantee shall not have any rights of a stockholder of Repay with respect to the shares of Common Stock underlying the PSUs unless and until such shares of Common Stock are issued to the Grantee.

(f)
Settlement of the PSUs. Subject to the terms of the Plan and this Award Document, Repay shall issue to the Grantee one (1) share of Common Stock for each PSU that has become earned, vested and payable under this Section 2 of the Award Document and shall deliver to the Grantee such shares of Common Stock as soon as practicable after the Vesting Date (but in no event later than March 15, 2026).
(g)
Withholding for Taxes. As a condition to the settlement of the Award of PSUs, the Grantee shall be required to pay any required withholding taxes attributable to the PSUs (i) in cash or cash equivalent acceptable to the Committee, (ii) by means of a “net settlement” procedure where Repay will withhold that number of shares of Common Stock whose Fair Market Value, as of the date of the withholding, equals the amount of the tax withholdings, or (iii) any combination of the foregoing (provided the number of shares of Common Stock to be withheld may not exceed that amount which would result in adverse financial accounting consequences for Repay with respect to these PSUs). Withholding of any portion of the shares of Common Stock in connection with Repay’s withholding obligations arising on account of the settlement of the PSUs shall be deemed to be a taxable repurchase of such withheld shares of Common Stock for federal income tax purposes at the time that occurs.
(h)
Cash Dividends. For so long as the Grantee holds outstanding PSUs (or RSUs) under this Award, if Repay (or any successor thereof) pays any cash dividends on its common stock, then Repay (or any successor thereof) will pay the Grantee in cash for each outstanding PSU (or RSU) covered by this Award as of the record date for such dividend, less any required withholding taxes, the per share amount of such dividend that the Grantee would have received had the Grantee owned the underlying shares of common stock as of the record date of the dividend if, and only if, the PSUs (or RSUs) become earned, vested and payable and the related shares of common stock are issued to the Grantee. In that case, Repay (or any successor thereof) shall pay such cash amounts to the Grantee, less any required withholding taxes, at the same time the related shares of common stock are issued to the Grantee. The additional payments pursuant to this provision shall be treated as a separate arrangement.
3.
Clawback. The PSUs (or RSUs) and any shares of Common Stock issued hereunder are subject to (i) the Compensation Recovery provisions of the Plan and (ii) the terms of any recoupment policy currently in effect or subsequently adopted by Repay, including without limitation any such recoupment policy to implement Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) or Section 10D of the Exchange Act (or any amendment or modification of any such recoupment policy adopted by Repay) to the extent that such PSUs (or RSUs) and/or any shares of Common Stock issued hereunder or the value of such PSUs (or RSUs) and/or any shares of Common Stock issued hereunder are required to be returned to Repay pursuant to the terms of such recoupment policy.
4.
Compliance with Legal Requirements. The granting of the PSUs and the delivery of any shares of Common Stock thereunder and any other obligations of Repay under this Award Document shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.
5.
Transferability. At all times prior to the settlement of the PSUs (or RSUs), the PSUs and RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against Repay or an Affiliate (or any successor thereof).
6.
Waiver. Any right of Repay contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.
7.
Severability. The invalidity or unenforceability of any provision of this Award Document shall not affect the validity or enforceability of any other provision of this Award Document, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
8.
Employment. Nothing in the Plan or in this Award Document shall be construed to imply or to constitute evidence of any agreement, express or implied, on the part of Repay or any Affiliate (or any successor thereof) to retain the Grantee in the employ of Repay or an Affiliate (or any successor thereof) and/or as a member of Repay’s or any successor’s Board of Directors or in any other capacity.
9.
Binding Effect. The terms of this Award Document shall be binding upon and shall inure to the benefit of Repay, its successors and assigns, the Grantee and the beneficiaries, executors, administrators and heirs of the Grantee.
10.
Entire Agreement. This Award Document and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. In the event of a conflict between the Plan and this Award Document, the terms of the Plan shall control. No change, modification or waiver of any provision of this Award Document shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Grantee under the Plan.
11.
Governing Law. This Award Document shall, except to the extent preempted by federal law, be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

12. Section 409A. Notwithstanding any other provision of this Award Document, it is intended that payments hereunder will not be considered deferred compensation within the meaning of Section 409A of the Code. For purposes of this

Agreement, all rights to payments hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Payments hereunder are intended to satisfy the exemption from Section 409A of the Code for "short-term deferrals." Notwithstanding the foregoing, should any payments made in accordance with this Award Document to a “specified employee” (as defined under Section 409A of the Code) be determined to be payments from a nonqualified deferred compensation plan subject to Section 409A of the Code that are payable in connection with the Grantee’s “separation from service” (as defined under Section 409A of the Code), and that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, such payments, to the extent otherwise payable within six (6) months after the Grantee’s separation from service, and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, will be paid in a lump sum on the earlier of the date that is six (6) months and one day after the Grantee’s date of separation from service or the date of the Grantee’s death.

13. Electronic Acceptance and Signature. By clicking the applicable acceptance box on the Equity Edge Online website, Grantee agrees to all of the terms and conditions described in this Award Document and the Plan. Such online acceptance constitutes Grantee’s electronic signature for the execution and delivery of this Agreement, which shall have the same force and effect as if Grantee manually signed this Award Document. The parties hereto may execute and deliver any additional documents in connection with this Award Document using procedures now or hereafter established by Repay (or any third party engaged by Repay to provide administrative services related to the Plan) for electronic signature and delivery.

IN WITNESS WHEREOF, Repay has caused this Award Document to be executed on its behalf by its duly authorized officer on the day and year first indicated above.

REPAY HOLDINGS CORPORATION

By: ________________________________

Its Chief Executive Officer

ELECTRONICALLY ACCEPTED BY:

Attachment A

Performance and Vesting Percentage

TSR Performance (Percentage Rank)	Vesting Percentage
75th Percentile or Higher	200%
50th Percentile	100%
25th Percentile	50%
Below 25th Percentile	0%